UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 16, 2016

GTT Communications, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35965	20-2096338
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7900 Tysons One Place
Suite 1450
McLean, VA 22102
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 442-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)     Appointment of Director

GTT Communications, Inc. (the “Company”) has increased the size of the Board of Directors (the “Board”)  to eight members and appointed Nick Adamo to fill the resulting vacancy on the Board, effective February 16, 2016.  Mr. Adamo has also been appointed as a member of the Compensation Committee and the M&A advisory committee of the Board.  He will hold office for an initial term expiring at the Company’s annual meeting of stockholders in 2016.  Mr. Adamo currently serves as senior vice president of the global service provider segment for Cisco Systems, Inc.

Mr. Adamo will participate in the Company’s current director cash compensation arrangements applicable to non-employee directors, which provide for a payment of $10,000 per calendar quarter and committee fees as applicable.  In addition, Mr. Adamo will receive an initial grant of equity in the form of common stock having a value of $75,000, and he will be eligible for future grants of equity compensation on the same terms as other non-employee directors.

Other than the compensation from the Company set forth above, no arrangement or understanding exists between Mr.  Adamo and any other person pursuant to which Mr. Adamo was appointed to the Board.  There are no related party transactions between Mr. Adamo and the Company that are required to be disclosed under Item 404(a) of Regulation S-K.

Item 8.01             Other Events

On February 16, 2016, the Company issued a press release announcing the appointment of Mr. Adamo to the Board.  A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits

(d)         Exhibits

99.1                        Press Release dated February 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2016	GTT COMMUNICATIONS, INC.

/s/Chris Mckee
Chris McKee Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 16, 2016